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                                                                    EXHIBIT 4(e)

                                AMENDMENT 1995-1
                                     TO THE
              HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN
              ----------------------------------------------------

     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Hawaiian Electric Industries, Inc. Pension Investment Committee hereby amends the Plan as follows:

     1. Paragraph 2 of Appendix E is deleted in its entirety and is replaced by a new paragraph 2 to read as follows:

         "2. The assets transferred from HEISOP to the Plan will be governed by the terms of the Plan as "Contributions" under the Plan, each participant in HEISOP prior to its merger into the Plan will be considered a "Participant" in the Plan with respect to such transferred assets and each Stock Ownership Account and Deductible Contribution Account will be considered an "Account" under the Plan, in each case when appropriate in the context (as determined by the Plan Administrator in its discretion) following the merger of HEISOP into the Plan; provided, however, that distributions and withdrawals of such assets will be governed by the provisions of HEISOP and not by provisions of the Plan. In particular, the provisions of Article V (Benefits) and Article XIII (Deductible Participant Contributions) of HEISOP, copies of which are attached hereto, shall govern the distribution and withdrawal of said assets. As to the voting of shares of common stock of the company held in Stock Ownership Accounts and Deductible Contribution Accounts, such shares will be voted, and notices and other materials relating to stockholder meetings and tender offers will be handled, in the same manner as other shares held under the Plan, except that shares attributable to "Tax Credit Contributions" under Section 4.2(a) of HEISOP will not be voted absent instructions from a Special Participant as to the voting of such shares."

     2.  A new paragraph 5 is added to Appendix E to read as follows:

         "5. Beginning February 1, 1996, HEISOP Participants may begin diversifying their Stock Ownership Accounts and
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         Deductible Contribution Accounts as follows:

               (a) HEISOP Participants may diversify, on a cumulative basis, up to the "Applicable Percentage" of the Common Stock in their Stock Ownership Accounts and Deductible Contribution Accounts on December 31, 1995. The "Applicable Percentage" in effect from time to time shall be as follows:

                         Effective Date    Applicable Percentage
                         --------------    ---------------------

                         February 1, 1996          25%
                         January 1, 1997           50%
                         January 1, 1998           75%

               Accordingly, the total number of shares of Common Stock available for diversification by a HEISOP Participant at any time shall be the Applicable Percentage (in effect at the time) of the Common Stock in the HEISOP Participant's Stock Ownership Account and Deductible Contribution Account on December 31, 1995, less the number of shares previously diversified by the HEISOP Participant.

               (b) Commencing January 1, 1999, HEISOP Participants may diversify 100% of the Common Stock in their Stock Ownership Accounts and Deductible Contribution Accounts.

         Upon diversification, the Stock Ownership Accounts and Deductible Contribution Accounts of HEISOP Participants shall be invested as directed by the HEISOP Participants in accordance with Section 5.2, hereunder. Effective January 1, 1999, Sections 7.4 and 13.4 of the HEISOP, which are attached to this Plan, shall be disregarded."

     3. Section 5.2 of the Plan is amended by adding a new paragraph (h) to read as follows:

         "(h) (1) The Participating Employers, the Committee, the Trustee, and the Asset Manager intend this Plan to constitute a plan described in
         Section 404(c) of ERISA. Section 404(c) insulates fiduciaries from liability for

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         losses which result from Participant-directed investments. Except as provided in Section 5.2(b)(1), hereinabove, all investments in this Plan shall be Participant-directed.

               (2) The Committee has instituted procedures intended to meet the requirements of Section 404(c) of ERISA. These procedures provide, in part, a means for Participants to give investment instructions with respect to their Accounts and to receive written confirmation that their instructions have been carried out."

     4. Section 11.2 of the Plan is deleted in its entirety and is replaced by a new Section 11.2 to read as follows:

         "11.2  Inalienability; QDROs
         ----------------------------

         (a) Subject to the exception provided in Section 11.2(b), below, and subject to the provisions with respect to Plan loans in Section 6.4, hereinabove, a Participant's Accounts shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Furthermore, no Account shall be subject in any manner to the debts, contracts, liabilities, engagements, or torts of any Participant, nor shall any Account be subject to attachment or legal process against a Participant, and any attempt to attach a Participant's Accounts shall not be recognized by the Plan Administrator, except to the extent required by law.

         (b) The prohibition against alienation in Section 11.2(a) shall not apply to a Participant's Account that is subject to a Qualified Domestic Relations Order. The Plan Administrator has established procedures in accordance with Section 414(p) of the Code for determining whether a domestic relations order ("DRO") is a Qualified Domestic Relations Order ("QDRO") within the meaning of Code Section 414(p)(1)(A) and for notifying the Participant and each "alternate payee," as defined in Section 414(p)(8) of the Code, of the Plan Administrator's receipt of the DRO and of its procedures

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         to determine whether the DRO is a QDRO.

         c. If the Plan Administrator determines that a DRO constitutes a QDRO, the QDRO shall be honored by the Plan Administrator. To the full extent permitted by Section 414(p)(10) of the Code and by the terms of the particular QDRO, amounts assigned to an alternate payee may be paid as soon as possible, in a lump sum, notwithstanding age, employment status, or other factors that might prevent the Participant from receiving a distribution from his or her Accounts at the same time. If an amount assigned to an alternate payee will not be paid promptly, it shall be segregated and invested separately pending distribution."

     5.  Section 6.2(a)(2) is deleted in its entirety and is replaced by a new
Section 6.2(a)(2) to read as follows:

         "(2) Subject to Section 6.6, distributions shall be made as soon as practicable after the event that entitled the Participant or, in the case of a Participant's death, his Beneficiary, to such distribution."

     6.  Section 3.3 is deleted in its entirety and is replaced by a new Section
3.3 to read as follows:

         "Section 3.3  Rollover Contributions
         ------------------------------------

         (a) Any Participant who has received a distribution from a qualified employee pension benefit plan or annuity plan may make a contribution to a Rollover Account established on his behalf; provided that proper verification is provided and the Plan Administrator, in its sole discretion, agrees in writing to such a contribution. The Plan shall only accept rollover contributions of amounts which are "direct rollovers," as defined in Section 1.401(a)(31)-1T(Q&A 3) of the Treasury Regulations. The Plan shall not accept rollovers from individual retirement accounts, whether or not the funds involved originally were received as distributions from a qualified employee pension benefit plan.

         (b) A rollover contribution transferred to this Plan shall be added to the Participant's Accounts and shall

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         be subject to the rules on distributions set forth in Sections 6.2,
         6.4, 6.5, and 6.6, hereunder."

     7.  Section 1.1 is deleted in its entirety and is replaced by a new Section
1.1 to read as follows:

         "1.1 Accounts means a Participant's Salary Reduction Account,
              --------
         Participant Voluntary Contributions Account, and Rollover Account. Where appropriate in the context (as determined by the Plan Administrator in his discretion), Accounts shall also include separate accounts maintained for Special Participants for assets transferred to the Plan from any Merged Plan. "Merged Plan" shall mean the Hawaiian Electric Industries Stock Ownership Plan, the American Savings Bank Profit Sharing and Tax-Favored Retirement Savings Plan, the HEI Diversified Defined Contribution Plan, the First Nationwide Plan, and the Hawaiian Tug & Barge Corp. Supplemental Retirement Plan upon their merger into the Plan, and any other plan maintained by the Company or an affiliate of the Company upon its merger into the Plan in the future."

     8. The Table of Contents is deleted in its entirety and is replaced by a new Table of Contents to read as attached hereto.

         TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 18th day of December, 1995.

                                      HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                      PENSION INVESTMENT COMMITTEE



                                      By /s/ Constance H. Lau
                                         --------------------------
                                         Its member and Secretary



                                      By /s/ Peter C. Lewis
                                         --------------------------
                                         Its member


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